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                                                      Filed under Rule 424(b)(1)
                                                      Registration No. 333-25773

PROSPECTUS

                            FIRST BRANDS CORPORATION
           OFFER TO EXCHANGE ITS SERIES B 7.25% SENIOR NOTES DUE 2007
         FOR ANY AND ALL OF ITS OUTSTANDING 7.25% SENIOR NOTES DUE 2007

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 11, 1997, UNLESS EXTENDED.

    First Brands Corporation, a Delaware corporation (the 'Company'), hereby offers (the 'Exchange Offer'), upon the terms and conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the 'Prospectus') and the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange $1,000 principal amount of its Series B 7.25% Senior Notes due 2007 (the 'Exchange Notes'), which will have been registered under the Securities Act of 1933, as amended (the 'Securities Act') pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 7.25% Senior Notes due 2007 (the 'Notes'), of which $150,000,000 aggregate principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and term of the Notes (which they replace) except that (i) the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Notes and will not be entitled to registration rights, (ii) the Exchange Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Notes, and (iii) the Exchange Notes will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated March 1, 1997 between the Company and The Bank of New York (the 'Indenture') governing the Notes. See 'The Exchange Offer' and 'Description of Exchange Notes.'

    The Company will accept for exchange any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 11, 1997, unless extended by the Company in its sole discretion (the 'Expiration Date'). Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond August 7, 1997. Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by the Company on March 10, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers that agreed to comply with certain transfer restrictions and other conditions in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined) entered into by the Company in connection with the offering of the Notes. See 'The Exchange Offer.'

    Based on  no-action  letters issued  by  the  staff of  the  Securities  and
Exchange Commission (the 'Commission') to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See 'The Exchange Offer -- Purpose and Effect of the Exchange Offer' and 'The Exchange Offer -- Resale of the Exchange Notes.' Each broker-dealer (a 'Participating Broker-Dealer') that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any participating Broker-Dealer for use in connection with any such resale. See 'Plan of Distribution.'

    Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See 'The Exchange Offer.'

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 12, 1997


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     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Notes. The Exchange Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company currently does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Notes held by them. To the extent that Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. See 'The Exchange Offer -- Consequences of Failure to Exchange.'

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR NOTES PURSUANT TO THE EXCHANGE OFFER.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the 'Depositary') and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See 'Description of Exchange Notes -- Book-Entry; Delivery and Form.'

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                                       2


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                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the 'Exchange Offer Registration Statement,' which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. The Exchange Offer Registration Statement, including the exhibits thereto, together with reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 6066-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which the Company's common stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; and

          (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996 and December 31,1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from and after the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As used herein, the terms 'Prospectus' and 'herein' mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time.

     The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). Requests for such copies should be directed to Joseph B. Furey, Vice President and Secretary, First Brands Corporation, 83 Wooster Heights Road, Danbury, Connecticut 06813-1911, telephone (203) 731-2300.

                                       3


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                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES 'FORWARD-LOOKING STATEMENTS' WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE 'PROSPECTUS SUMMARY,' 'THE COMPANY,' 'MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS' AND 'BUSINESS' AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER
MATERIALLY FROM THE COMPANY'S EXPECTATIONS ('CAUTIONARY STATEMENTS') ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT
WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                       4


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                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and audited consolidated financial statements of the Company, including the notes thereto (the 'Consolidated Financial Statements'), and the unaudited condensed financial statements of the Company, including the notes thereto (the 'Consolidated Condensed Financial Statements'), appearing elsewhere in this Prospectus or incorporated by reference herein. Unless the context otherwise requires, references in this Prospectus to 'First Brands' and the 'Company' are to First Brands Corporation and its subsidiaries. Conversions in this Prospectus from Australian dollars (A$) into United States dollars ($) are approximate and are calculated at an assumed rate of A$1.00=$.775.

                                  THE COMPANY

     The Company develops, manufactures, markets and sells branded and private label consumer products for the household and automotive markets. Consumers have been purchasing products under the STP, GLAD, JONNY CAT, SCOOP AWAY, STARTERLOGG and HEARTHSIDE brand names for over 42, 33, 31, 7, 7 and 4 years, respectively. The Company's products can be found in large mass merchandise stores and chain supermarkets as well as other retail outlets, including automotive supply stores, grocery stores and warehouse clubs. The Company believes that the significant market positions occupied by its products are attributable to superior brand name recognition, comprehensive product offerings, continued product innovation, strong emphasis on vendor support programs and aggressive advertising and promotion. Through research and development and plant operating and capital expenditure programs, management is committed to developing process technologies and introducing new products which are fundamental to the Company's objective of providing high quality, innovative consumer products at costs which the Company believes are equal to or less than those of its competitors. The Company has operations in the United States, Canada, South Africa, the United Kingdom, Spain, Hong Kong, China, Mexico, Puerto Rico, the Philippines and Australia and New Zealand as a result of the acquisition of the NationalPak Business referenced below.

     On March 14, 1997, the Company purchased the NationalPak business in Australia and New Zealand (the 'NationalPak Business') from National Foods Ltd. for A$206 million ($160 million) plus approximately $8 million of tax and other transaction expenses. The NationalPak Business manufactures and markets consumer products such as plastic wrap and bags, aluminum foil and wiping cloths under the GLAD, CHUX, MONO, OSO and ROTA brand names. See 'Recent Developments -- Recent Acquisition.'

     The Company continually strives for product innovations and improvements to improve market share and facilitate growth. During fiscal 1996, the Company introduced the new GLAD-LOCK Snack Bag and increased the distribution and selection of GLAD Trash Bags with Quick-Tie Flaps. The Company's selection of litter products was expanded during fiscal 1996 through the introduction of a new premium clay brand called EVER FRESH and the roll-out of innovative pet accessory products such as a Self-Scooping Litter Box. In the automotive business, the Company introduced six new products in fiscal 1996, including the well-received STP Complete Fuel System Cleaner.

     The Company's principal executive office is located at 83 Wooster Heights Road, Danbury, Connecticut 06813-1911; its telephone number is (203) 731-2300.

                                       5


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                               THE NOTES OFFERING

Notes........................................  The Notes were  sold by  the Company on  March 10,  1997 to  Bear,
                                                 Stearns  & Co. Inc.,  TD Securities (USA)  Inc., Credit Lyonnais
                                                 Securities (USA)  Inc. and  First  Union Capital  Markets  Corp.
                                                 (collectively,  the 'Initial Purchasers') pursuant to a Purchase
                                                 Agreement dated March  5, 1997 (the  'Purchase Agreement').  The
                                                 Initial  Purchasers subsequently  resold the  Notes to qualified institutional buyers that agreed to comply with certain transfer restrictions and other  conditions pursuant to  Rule 144A  under the Securities Act.
Registration Rights Agreement................  Pursuant  to the Purchase  Agreement, the Company  and the Initial
                                                 Purchasers entered into  a Registration  Rights Agreement  dated
                                                 March  5,  1997  (the  'Registration  Rights  Agreement'), which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such  exchange rights  which terminate  upon the  consummation of  the Exchange
                                                 Offer.

                               THE EXCHANGE OFFER

Securities Offered...........................  $150,000,000 aggregate principal amount  of Series B 7.25%  Senior
                                                 Notes due 2007 (the 'Exchange Notes').
The Exchange Offer...........................  $1,000 principal amount of the Exchange Notes in exchange for each
                                                 $1,000  principal  amount  of  Notes.  As  of  the  date hereof,
                                                 $150,000,000   aggregate   principal   amount   of   Notes   are
                                                 outstanding.  The  Company  will  issue  the  Exchange  Notes to holders on or promptly after the Expiration Date.
                                               Based on  an interpretation  by the  staff of  the Commission  set forth  in no-action letters issued to third parties, the Company believes that  Exchange Notes  issued pursuant  to the  Exchange
                                                 Offer  in exchange for  Notes may be  offered for resale, resold and otherwise transferred by any holder thereof (other than  any such  holder which is  an 'affiliate' of  the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of  the
                                                 Securities  Act, provided that such  Exchange Notes are acquired in the ordinary course of  such holder's business and that  such holder  does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.
                                               Each Participating Broker-Dealer that receives Exchange Notes  for its  own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any  resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating
                                                 Broker-Dealer  will  not  be  deemed  to  admit  that  it  is an
                                                 'underwriter' within  the meaning  of the  Securities Act.  This
                                                 Prospectus,  as it may  be amended or  supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of  Exchange Notes received  in exchange for  Notes
                                                 where   such   Notes   were  acquired   by   such  Participating
                                                 Broker-Dealer as a result  of market-making activities or  other trading activities. The Company has agreed that, for a period of
                                                 180 days after the Expiration Date, it will make this Prospectus
                                                 available   to  any  Participating   Broker-Dealer  for  use  in

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
                                                 connection with any such resale. See 'Plan of Distribution.'
                                               Any holder who tenders in the Exchange Offer with the intention to
                                                 participate,  or  for  the   purpose  of  participating,  in   a
                                                 distribution  of  the  Exchange  Notes  could  not  rely  on the position of the staff of the Commission enunciated in  no-action letters  and,  in the  absence of  an exemption  therefrom, must
                                                 comply   with   the   registration   and   prospectus   delivery
                                                 requirements of the Securities Act in connection with any resale transaction.  Failure to  comply with such  requirements in such instance may result in such holder incurring liability under the
                                                 Securities Act for which  the holder is  not indemnified by  the
                                                 Company.
Expiration Date..............................  5:00  p.m.,  New  York City  time,  on  June 11,  1997  unless the
                                                 Exchange Offer is extended, in  which case the term  'Expiration
                                                 Date' means the latest date and time to which the Exchange Offer is extended.
Accrued Interest on the Exchange Notes and
  the Notes..................................  Each  Exchange  Note will  bear interest  from its  issuance date.
                                                 Holders of Notes that are accepted for exchange will receive, in cash, accrued  interest  thereon  to,  but  not  including,  the issuance  date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes.  Interest on  the Notes  accepted for exchange  will cease  to accrue upon issuance of the Exchange Notes.
Conditions to the Exchange Offer.............  The Exchange  Offer is  subject to  certain customary  conditions,
                                                 which   may  be  waived  by   the  Company.  See  'The  Exchange
                                                 Offer -- Conditions.'
Procedures for Tendering Notes...............  Each holder of  Notes wishing  to accept the  Exchange Offer  must complete,  sign and date the accompanying Letter of Transmittal, or a  facsimile thereof,  in  accordance with  the  instructions contained herein and therein, and mail or otherwise deliver such
                                                 Letter  of  Transmittal, or  such  facsimile, together  with the
                                                 Notes and any other required documentation to the Exchange Agent
                                                 (as defined) at the address  set forth herein. By executing  the
                                                 Letter of Transmittal, each holder will represent to the Company that,  among other things, the  Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary  course of business of the person receiving such Exchange Notes, whether or  not such person  is the holder, that  neither the holder nor any such other person has any arrangement or understanding  with any  person to participate in  the distribution of such Exchange
                                                 Notes and that neither the holder  nor any such other person  is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company. See 'The Exchange Offer -- Purpose and Effect of
                                                 the Exchange Offer' and ' -- Procedures for Tendering.'
Untendered Notes.............................  Following the consummation of the Exchange Offer, holders of Notes eligible  to participate but who do  not tender their Notes will not have  any  further  exchange  rights  and  such  Notes  will continue  to  be subject  to  certain restrictions  on transfer.
                                                 Accordingly, the liquidity of the market for such Notes could be adversely affected.
Consequences of Failure to Exchange..........  The Notes that are  not exchanged pursuant  to the Exchange  Offer will  remain restricted securities.  Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or
                                                 Rule 144  under the  Securities Act  or pursuant  to some  other exemption under the

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
                                                 Securities  Act, (iii)  outside the  United States  to a foreign person pursuant  to  the  requirements of  Rule  904  under  the
                                                 Securities  Act, or  (iv) pursuant to  an effective registration
                                                 statement  under   the  Securities   Act.  See   'The   Exchange
                                                 Offer -- Consequences of Failure to Exchange.'
Shelf Registration Statement.................  If any holder of the Notes (other than any such holder which is an
                                                 'affiliate'  of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable  securities laws  to participate in the Exchange  Offer, and such holder has provided information regarding such holder and the  distribution of  such  holder's Notes  to the  Company  for use  therein, the
                                                 Company has agreed to register the Notes on a shelf registration statement (the 'Shelf Registration Statement') and use its  best efforts  to cause it to be  declared effective by the Commission as promptly as  practical on  or after the  consummation of  the
                                                 Exchange   Offer.  The  Company  has   agreed  to  maintain  the
                                                 effectiveness of  the Shelf  Registration Statement  for,  under certain  circumstances, a maximum of two years, to cover resales of the Notes held by any such holders.
Special Procedures for Beneficial Owners.....  Any beneficial owner whose Notes are  registered in the name of  a broker,  dealer, commercial bank, trust company or other nominee and who wishes to tender  should contact such registered  holder promptly  and instruct such registered  holder to tender on such beneficial owner's behalf.  If such beneficial  owner wishes  to tender  on such  owner's own behalf,  such owner  must, prior to
                                                 completing  and  executing   the  Letter   of  Transmittal   and
                                                 delivering  its Notes,  either make  appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond  power from the  registered holder.  The transfer of registered ownership may take considerable time. The
                                                 Company  will keep  the Exchange  Offer open  for not  less than twenty days in order to  provide for the transfer of  registered ownership.
Guaranteed Delivery Procedures...............  Holders  of Notes who  wish to tender their  Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the
                                                 Letter of Transmittal to the Exchange Agent (or comply with  the procedures for book-entry transfer) prior to the Expiration Date must  tender their  Notes according  to the  guaranteed delivery procedures set forth in 'The Exchange Offer
                                                 Guaranteed -- Delivery Procedures.'
Withdrawal Rights............................  Tenders may be withdrawn at any time prior to 5:00 p.m., New  York
                                                 City time, on the Expiration Date.
Acceptance of Notes and Delivery of Exchange
  Notes......................................  The  Company will accept for exchange  any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m.,  New
                                                 York  City  time, on  the  Expiration Date.  The  Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See 'The Exchange Offer --  Terms
                                                 of the Exchange Offer.'
Use of Proceeds..............................  There  will be no  cash proceeds to the  Company from the exchange pursuant to the Exchange Offer.
Exchange Agent...............................  The Bank of New York.

                               THE EXCHANGE NOTES

General......................................  The form and terms of the Exchange Notes are the same as the  form and  terms of the Notes (which they replace) except that (i) the
                                                 Exchange Notes bear  a Series B  designation, (ii) the  Exchange
                                                 Notes  have  been  registered  under  the  Securities  Act  and, therefore,  will  not  bear  legends  restricting  the  transfer thereof,  (iii)  the  holders  of  Exchange  Notes  will  not be
                                                 entitled  to  certain  rights  under  the  Registration   Rights
                                                 Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when  the Exchange  Offer is  consummated and  (iv) the Exchange
                                                 Notes will  be  issuable  in  minimum  denominations  of  $1,000 compared to minimum denominations of $250,000 for the Notes. See
                                                 'The  Exchange  Offer  --  Purpose and  Effect  of  the Exchange
                                                 Offer.' The Exchange Notes  will evidence the  same debt as  the
                                                 Notes and will be entitled to the benefits of the Indenture. See
                                                 'Description  of  Exchange Notes.'  The  Notes and  the Exchange
                                                 Notes are referred to herein collectively as the 'Senior Notes.'

Securities Offered...........................  $150,000,000 aggregate principal amount  of Series B 7.25%  Senior
                                                 Notes due 2007 of the Company.

Maturity Date................................  March 1, 2007.

Interest Payment Dates.......................  March 1 and September 1, commencing September 1, 1997.

Record Dates.................................  Each February 15 and August 15.

Denominations................................  The  Notes will be  issued in minimum  denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund.................................  None.

Ranking......................................  The  Exchange  Notes  will  constitute  unsecured   unsubordinated
                                                 indebtedness  of the Company  and will rank  pari passu with all other unsecured and unsubordinated  indebtedness of the  Company for  borrowed  money.  The Exchange  Notes  will  be effectively subordinated to  all  existing and  future  indebtedness,  trade payables,  guarantees,  lease  obligations,  letters  of  credit obligations and other obligations of the Company's subsidiaries.

Absence of Market for the Exchange Notes.....  The Exchange Notes  will be a  new issue of  securities for  which there  currently is  no market. Although  the Initial Purchasers have informed the Company that  they currently intend to make  a market  in the  Exchange Notes,  the Initial  Purchasers are not
                                                 obligated  to  do  so,  and   any  such  market-making  may   be
                                                 discontinued  at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes, on any securities exchange or for quotation through the NASD Automated Quotation System. See 'Plan of Distribution.'

Modification of the Indenture................  The Company and the Trustee, without the consent of the holders of the Senior Notes, may amend the Indenture, if in the opinion  of the Trustee, such change does not adversely affect the rights of the  holders in any material respect. Other modifications to the
                                                 Indenture may be

                                                 made with the consent of holders of a majority of the  principal amount  of the Senior Notes then outstanding except that consent is required from all holders  of Senior Notes in instances  such as  reductions  in the  amount or  timing of  interest payments, reductions  in  the  principal  and  changes  in  the  maturity,
                                                 redemption   or  repurchase  dates  of  the  Senior  Notes.  See
                                                 'Description  of   Exchange  Notes   --  Modification   of   the
                                                 Indenture.'

     For additional information regarding the Exchange Notes, see 'Description of Exchange Notes.'

                              RECENT DEVELOPMENTS

RECENT ACQUISITION

     On March 14, 1997, the Company purchased the NationalPak Business in Australia and New Zealand from National Foods Ltd. for A$206 million ($160 million) plus approximately $8 million of tax and other transaction expenses. Management of the NationalPak Business intends to purchase a minor equity interest in the NationalPak Business by June 30, 1997. The NationalPak Business manufactures and markets consumer products such as plastic wrap and bags, aluminum foil and wiping cloths under the GLAD, CHUX, MONO, OSO and ROTA brand names. Sales for these businesses during their fiscal year ended June 30, 1996 were approximately A$159 million ($123 million). In addition to acquiring the GLAD brand in the only major commercial market where it was not owned by the Company, the Company believes it can share technology and marketing information with NationalPak in Australia and New Zealand, as well as introduce and market in Australia and New Zealand other household products of the Company through NationalPak's strong distribution network. Although the Company regularly engages in discussions with companies regarding potential acquisitions, the Company is currently not a party to any agreement with respect to any other pending acquisition that management believes is probable and material.

NEW BANK FACILITIES

     The Company has amended and restated its domestic credit agreement effective February 28, 1997 (the 'Credit Agreement' and, as amended, the 'Amended Credit Agreement'). The amendments to the Credit Agreement, among other things, (i) generally provide the Company with more favorable borrowing rates,
(ii) extend the maturity date of the facility (the 'Revolving Credit Facility') from December 31, 1999 to February 28, 2002, (iii) permit a greater amount of restricted payments, such as dividends and stock repurchases, (iv) grant more flexibility to foreign subsidiaries to borrow money and (v) in certain circumstances, exclude certain foreign subsidiaries from financial covenant calculations. In addition, the requirement in the Revolving Credit Facility that the Company maintain a ratio of consolidated total senior liabilities to consolidated net worth plus subordinated debt of not more than 0.75 to 1.0 was amended to require the Company to maintain a ratio of consolidated total indebtedness to consolidated total capitalization of not more than 0.6 to 1.0. The Amended Credit Agreement is guaranteed by the material domestic subsidiaries of the Company, and provides for maximum borrowings of $300 million. As of December 31, 1996, the Company had drawn down approximately $140 million under the Revolving Credit Facility and had approximately $160 million in availability thereunder.

     The Company has received an A$100 million ($77.5 million) seven-year acquisition and working capital credit facility in Australia and New Zealand related to the acquisition of the NationalPak Business. The credit facility, which is fully secured by the assets of the NationalPak Business, was entered into at the closing of such acquisition. Approximately A$80 million ($62 million) of the acquisition cost was financed through such facility.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The net proceeds of approximately $148.1 million from the issuance of the Notes were used to redeem all of the Company's outstanding 9 1/8% Senior Subordinated Notes due April 1, 1999 (the 'Senior Subordinated Notes') and to reduce borrowings under the Amended Credit Agreement.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to reflect the sale of the Notes, the redemption of the Senior Subordinated Notes and the expected borrowings under the Revolving Credit Facility and long-term credit facilities in Australia, New Zealand and Canada in connection with the consummation of the acquisition of the NationalPak Business. The table should be read in conjunction with the Company's Consolidated Financial Statements and Consolidated Condensed Financial Statements incorporated by reference herein.

                                                                                              DECEMBER 31, 1996
                                                                                           -----------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                           --------    -----------
                                                                                               (IN THOUSANDS)
SENIOR DEBT:
     Revolving Credit Facility(a).......................................................   $140,000     $ 183,000
     Other debt, net of current maturities(b)...........................................      4,726        80,726
     7.25% Senior Notes due 2007........................................................      --          150,000
                                                                                           --------    -----------
          Total senior debt.............................................................    144,726       413,726
SUBORDINATED DEBT:
     9 1/8% Senior Subordinated Notes due 1999(c).......................................    100,000        --
                                                                                           --------    -----------
          Total long-term debt(d).......................................................    244,726       413,726
          Total stockholders' equity....................................................    404,661       404,661
                                                                                           --------    -----------
          Total capitalization..........................................................   $649,387     $ 818,387
                                                                                           --------    -----------
                                                                                           --------    -----------

------------

 (a) The Company has amended and restated its Revolving Credit Facility. The Revolving Credit Facility, as amended, (i) has a maximum availability of $300 million, (ii) has a five-year term expiring February 28, 2002, (iii) based upon the current rating of the Senior Subordinated Notes and the Notes, has interest at the prime rate, LIBOR plus 0.275% or the CD rate plus 0.40% and (iv) has a facility fee of 0.15%. See 'Recent Developments -- New Bank Facilities.'

 (b) Approximately $76 million of the 'as adjusted' amount was drawn against long-term credit facilities in Australia, New Zealand and Canada on or about the closing of the NationalPak Business acquisition.

 (c) The Company redeemed all of its 9 1/8% Senior Subordinated Notes on April 9, 1997.

 (d) Total long-term debt excludes other long-term obligations of $16.8 million (which is comprised primarily of pension and retiree medical plan obligations) and long-term operating lease commitments. See Notes 6 and 7 to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 and Notes 2 and 4 to the Company's Consolidated Condensed Financial Statements in the Company's Report on Form 10-Q for the period ended December 31, 1996. See 'Available Information.'

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected data presented below as of and for the fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992 are derived from the Company's Consolidated Financial Statements which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of June 30, 1996 and 1995 and for each of the years in the three-year period ended June 30, 1996 and the independent auditors' report thereon are incorporated by reference herein. The selected data presented below for the six months ended December 31, 1996 and 1995 and as of December 31, 1996 are derived from the Company's unaudited Consolidated Condensed Financial Statements to which KPMG Peat Marwick LLP has applied limited procedures in accordance with professional standards for a review of such information. The unaudited Consolidated Condensed Financial Statements as of December 31, 1996 and for the six month period ended December 31, 1996 and 1995, and the independent auditors' review report thereon, are incorporated by reference herein and such statements, in the opinion of management, include all adjustments (all of which were of a normal recurring nature) necessary to fairly present the financial information for such periods.

                                                            SIX MONTHS ENDED
                                                              DECEMBER 31,              FISCAL YEAR ENDED JUNE 30,(a)
                                                           ------------------  -----------------------------------------------
                                                             1996      1995      1996      1995      1994      1993     1992
                                                           --------  --------  --------  --------  --------  --------  -------
                                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
     Net sales............................................  $535.5    $513.9   $1,073.0  $1,036.5  $1,086.3  $1,041.9  $ 988.5
     Cost of goods sold(b)................................   345.6     339.2      687.1     645.9     666.0     646.3    599.7
     Selling, general and administrative expenses.........   118.1     105.7      241.7     255.3     269.2     257.8    259.5
     Amortization and other depreciation..................     6.3       7.8       15.6      16.5      20.8      19.1     22.4
                                                           --------  --------  --------  --------  --------  --------  -------
     Earnings before interest expense, other income
       (expense), net, provision for income taxes and
       extraordinary items................................    65.5      61.2      128.6     118.8     130.3     118.7    106.9
     Interest expense and discount on sales of accounts
       receivable(c)......................................    11.0      11.0       21.5      22.8      26.7      29.7     40.4
     Other income (expense), net(d).......................     0.9       1.7        1.8     (21.2)     (0.1)      0.1    --
                                                           --------  --------  --------  --------  --------  --------  -------
     Income before provision for income taxes and
       extraordinary items................................    55.4      51.9      108.9      74.8     103.7      89.1     66.5
     Extraordinary items(e)...............................   --        --         --         (4.5)    --        --       (15.7)
     Net income...........................................    33.4      30.2       65.1      38.7      60.2      52.7     23.5
     Net income per common share and common equivalent
       share(f)...........................................  $ 0.80    $ 0.71   $   1.53  $   0.91  $   1.36  $   1.21  $  0.54
     Cash dividends declared per share(f).................  $ 0.14    $ 0.11   $   0.24  $   0.19  $   0.15  $   0.09  $  0.02

OTHER FINANCIAL DATA:
     Earnings before interest, taxes, depreciation and
       amortization (EBITDA)..............................  $ 86.7    $ 81.5   $  168.7  $  134.1  $  172.1  $  156.4  $ 146.4
     Total depreciation and amortization..................    20.3      18.6       38.3      36.5      41.7      37.6     39.5
     Capital expenditures.................................    14.0      16.8       42.3      47.0      39.8      39.1     47.8
     Ratio of EBITDA to interest expense..................     7.9x      7.4x       7.8x      5.9x      6.4x      5.3x     3.6x
     Ratio of earnings to fixed charges(g)................     4.5x      4.3x       4.5x      3.3x      3.8x      3.2x     2.2x

BALANCE SHEET DATA (AS OF THE END OF THE PERIOD):
     Working capital......................................  $158.5             $  125.0  $   72.5  $   52.8  $   59.0  $  25.4
     Total assets.........................................   853.1                860.9     839.9     814.0     830.2    828.2
     Long-term debt (including current maturities)(h).....   244.7                199.4     166.3     153.4     226.3    282.3
     Stockholders' equity.................................   404.7                398.8     352.2     360.7     305.4    256.7
     Total long-term debt, including current maturities,
       as a percentage of total capitalization(i).........    37.7%                33.3%     32.1%     29.8%     42.6%    52.4%

                                                        (footnotes on next page)

(footnotes from previous page)

 (a) Financial data for fiscal years 1992 through 1995 include the operations of the Prestone antifreeze and car care products business (the 'Prestone Business') which was sold in August, 1994. Net sales for the Prestone Business were $32.0 million for the eight-week period ended August 26, 1994, $190.6 million for fiscal 1994, $191.4 million for fiscal 1993 and $187.1 million for fiscal 1992. The data also include the operations of the following subsidiaries: A&M Products, Inc. acquired May, 1992; Excel Mineral Inc. acquired July, 1994; Multifoil (Pty) Ltd. (South Africa) acquired April, 1995; and Forest Technology Corporation acquired March, 1996.

 (b) Cost of goods sold includes a portion of the Company's depreciation expense.

 (c) The Company entered into an agreement to sell without recourse up to $100 million in fractional ownership interests in a defined pool of eligible trade accounts receivable. As of December 31, 1996, the Company had sold $80 million in such fractional ownership interests. The costs associated with this program are reported as 'discount on sales of accounts receivable.'

 (d) Other income (expense), net for fiscal 1995, primarily reflects settled litigation costs relating to the Company's formerly operated mobile antifreeze recycling business as well as a gain on the sale of the Prestone Business and a loss on the disposal of the Company's automotive service centers.

 (e) Extraordinary items include, in fiscal 1995, the premium paid and the write-off of unamortized issuance costs, net of taxes, related to the purchase of the remaining $45 million of the Company's 13 1/4% Subordinated Notes, and in fiscal 1992, the costs incurred including premiums paid and write-off of unamortized issuance costs, net of taxes, relating to the purchase of the Company's 12 1/2% Senior Subordinated Debentures and a portion of the 13 1/4% Subordinated Notes.

 (f) Net income per common share and common equivalent share and cash dividends declared per share have been computed using the weighted average number of common shares and common share equivalents outstanding for each period. The computations have been adjusted for the February, 1996 2-for-1 stock split.

 (g) The ratio of earnings to fixed charges is calculated as follows: income before provision for income taxes plus fixed charges (excluding capitalized interest), divided by fixed charges. Fixed charges are defined as interest incurred (expended or capitalized) plus amortization of debt financing costs plus one third of rent expense incurred on operating leases.

 (h) Long-term debt excludes other long-term obligations and long-term operating lease commitments. See Notes 6 and 7 to the Company's Consolidated Financial Statements incorporated by reference herein.

 (i) Total long-term debt as a percentage of total capitalization is calculated as follows: long-term debt (including current maturities but excluding other long-term obligations and long-term operating lease commitments) divided by total capitalization. Total capitalization is defined as follows: long-term debt (including current maturities but excluding other long-term obligations and long-term operating lease commitments) plus stockholders' equity.

                                    BUSINESS

     First Brands is primarily engaged in the development, manufacture, marketing and sale of branded and private label consumer products for the household and automotive markets. The Company's products can be found in large merchandise and chain supermarkets and other retail outlets. The Company believes that the significant market positions occupied by its products are attributable to superior brand name recognition, comprehensive product offerings, continued product innovation, strong emphasis on vendor support programs and aggressive advertising and promotion.

     Household products include the most complete line of branded plastic wrap, bags and drinking straws in the United States and Canada, which are sold under the GLAD and GLAD-LOCK brands. Plastic bags are also sold in Canada under the SURTEC brand. Cat litter products are sold under the SCOOP AWAY, EVER CLEAN, JONNY CAT and EVER FRESH brands. Automotive performance and appearance products are sold under the STP brand. Consumers have been purchasing products under the STP, GLAD, JONNY CAT, SCOOP AWAY, STARTERLOGG and HEARTHSIDE brand names for over 42, 33, 31, 7, 7 and 4 years, respectively.

     Through research and development and plant operating and capital expenditure programs, management is committed to developing process technologies and introducing new products which are fundamental to the Company's objective of providing high quality, innovative consumer products at costs which the Company believes are equal to or less than those of its competitors. The Company spent $4.8 million, $4.9 million and $6.3 million on research and development during fiscal 1996, 1995 and 1994, respectively. Included in these figures were expenditures relating to the divested Prestone Business of $0.5 million and $2.1 million for fiscal 1995 and 1994, respectively. In addition to operating state-of-the-art equipment and facilities, each of the household, litter and automotive businesses has its own Research and Development Director and research staff to focus on its business opportunities.

     The Company continually strives for product innovations and improvements to improve market share and facilitate growth. In the household products business, the Company emphasizes improved product value, convenience and performance. During fiscal 1996, the Company introduced the new GLAD-LOCK Snack Bag and increased the distribution and selection of GLAD Trash Bags with Quick-Tie Flaps. The Company's selection of litter products was expanded during fiscal 1996 through the introduction of a new premium clay brand called EVER FRESH and the roll-out of innovative pet accessory products such as a Self-Scooping Litter Box. In the automotive business, the Company introduced six new products in fiscal 1996, including the well-received STP Complete Fuel System Cleaner.

     Through its subsidiary, Himolene Incorporated ('Himolene'), the Company is the leading producer in the United States of high molecular weight, high density polyethylene plastic trash can liners for use in the institutional and industrial markets.

     A&M Products, Inc. ('A&M'), a wholly owned subsidiary of the Company, manufactures and markets SCOOP AWAY and EVER CLEAN cat litter, the leading brands of clumping cat litter in the United States. During fiscal 1995, A&M acquired the cat litter and absorbent mineral assets of Excel Mineral Inc. and Excel International Inc. ('Excel'). The assets acquired from Excel included the JONNY CAT brand of pet care products.

     On March 19, 1996, the Company purchased substantially all of the assets and assumed the liabilities of Forest Technology Corporation ('Forest Technology'). Forest Technology manufactures and markets STARTERLOGG, the leading brand of wood starter fire products, and HEARTHSIDE firelogs. In April, 1995, the Company also acquired a 79% equity interest in Multifoil (Pty) Ltd., a South African manufacturer of consumer and commercial plastic products.

     First Brands operates in foreign countries through subsidiaries in Canada, South Africa, the United Kingdom, Spain, Hong Kong, China, Mexico, Puerto Rico, the Philippines and Australia and New Zealand as a result of the acquisition the NationalPak Business. See 'Recent Developments -- Recent Acquisition.' Through its Hong Kong subsidiary, First Brands holds a 51% interest in a joint venture in China which is engaged in the manufacture and sale of plastic wrap and bags and automotive products. During fiscal 1996 and 1997, the Company acquired an additional 14% of its South African subsidiary, bringing the Company's total investment to 93% of that company's outstanding capital stock. In addition to its foreign operations, First Brands exports products to over 100 countries.

     The Company's products are sold directly to retailers and wholesalers and can be found in large mass merchandise stores and chain supermarkets as well as other retail outlets, including automotive supply stores, grocery stores and price clubs. While the Company's sales are not dependent upon a single customer, in fiscal 1996 its top 25 customers accounted for approximately 46% of total net sales, and net sales to its largest customer, the Wal-Mart and Sams Wholesale Club stores, accounted for approximately 12% of total net sales.

     Sales to food outlets, which in fiscal 1996 accounted for approximately 69% of domestic sales of plastic wrap and bags as well as cat litter, are handled through a network of brokers. Sales to mass merchandisers, which accounted for the approximate 31% balance of such sales, are handled by First Brands' direct sales force. Sales of automotive products are primarily handled through First Brands' direct sales force and sold to mass merchandisers. Sales by Himolene to the institutional and industrial markets are handled by that subsidiary's direct sales force as well as through distributors. Sales of the Company's products in Canada are generally handled in the same manner as domestic sales. Other international sales are handled primarily through distributors.

     The Company believes its manufacturing facilities employ state-of-the-art technology. The plastic wrap and bag manufacturing process employs advanced extrusion and conversion technologies. The Company's strategy is to continue to update and expand its manufacturing facilities with internally developed technologies (some of which are patented) and state-of-the-art technology acquired from third-party sources. Through improvements in existing process technologies and the acquisition of additional equipment, the Company continually strives to increase its production capacity and efficiency.

     Through the use of its high molecular weight, high density polyethylene technology, First Brands and Himolene produce stronger plastic bags with less raw material, resulting in a conservation of resources and a reduction of materials that eventually are sent to landfills.

     The Company currently purchases a substantial portion of the raw materials for its plastic wrap and bags under a long-term contract with Union Carbide. The contract with Union Carbide satisfies a substantial portion of the Company's expected polyethylene resin requirements through December 31, 1999. Union Carbide is the Company's largest single supplier and the Company believes that it is also Union Carbide's largest customer for polyethylene resin. The Company also has contracts for the purchase of certain raw materials, including polyethylene resin, from other suppliers, and makes purchases on the open market as well. The pricing provisions in the Company's present supply contracts are designed to be responsive to market conditions and the cost of relevant raw materials.

     For   additional   discussion  of   the   Company's  business,   see  'Item
1 -- Business' of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

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

                         DESCRIPTION OF EXCHANGE NOTES

     The Series B 7.25% Senior Notes due 2007 (the 'Exchange Notes') will be issued under an indenture (the 'Indenture'), dated as of March 1, 1997 by and between the Company and The Bank of New York, as Trustee (the 'Trustee'). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the 'TIA'), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under 'Certain Definitions.' For purposes of this section, references to the 'Company' include only the Company and not its subsidiaries and references to the 'Senior Notes' include the Notes and the Exchange Notes.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Senior Notes (the 'Holders'). The Company will pay principal (and premium, if any) on the Senior Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof,
(iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated and (iv) the Exchange Notes will be issued in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Notes. No service charge will be made for any registration of transfer, exchange or redemption of Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. The Notes and the Exchange Notes shall be treated as one class for all purposes under the Indenture, including amendments, waivers and redemptions.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes will mature on March 1, 2007, will be limited to $150 million aggregate principal amount at any one time outstanding (including any Exchange Notes that may be issued from time to time in exchange for the Notes) and will be unsecured unsubordinated obligations of the Company. Each Senior Note will bear interest at the rate set forth on the cover page hereof from March 1, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually on March 1 and September 1 in each year, commencing September 1, 1997, to the person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on the February 15 or the August 15 next preceding such interest payment date.

     The Senior Notes will not be subject to redemption by the Company prior to maturity and will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

RANKING; SUBSIDIARIES

     The Senior Notes will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company for borrowed money. The Senior Notes are obligations exclusively of the Company. Some of the Company's consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Senior Notes, are in part dependent upon the earnings of such subsidiaries. The Senior Notes will be effectively subordinated to all existing and

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

future indebtedness, trade payables, guarantees, lease obligations, letter of credit obligations and other obligations of the Company's subsidiaries. The
Company's material domestic subsidiaries have guaranteed the Company's obligations under the Amended Credit Agreement.

RESTRICTIVE COVENANTS

     Limitations on Secured Debt. The Indenture provides that the Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called 'debt'), secured by a pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of stock or debt of any Restricted Subsidiary (herein called 'liens'), without effectively providing that the Notes (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with such secured debt. The foregoing restrictions do not apply, however, to (a) liens on any Principal Property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to, contemporaneously with, or within 270 days after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement; (b) liens on property, shares of capital stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or debt of a corporation existing at the time such corporation becomes a Restricted Subsidiary); (c) liens in favor of, or which secure debt owing to, the Company or any Restricted Subsidiary; (d) liens in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments or to secure any debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens, including liens to secure pollution control, internal revenue or other types of bonds; (e) certain liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business; (f) certain pledges or deposits under workmen's compensation or similar legislation or in certain other circumstances; (g) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (h) liens for certain taxes or assessments; (i) certain liens consisting of restrictions on the use of real property which do not interfere materially with the property's use; (j) liens existing on the first date on which the Senior Notes are authenticated; or (k) any extension, renewal or replacement (or successive extensions, removals or replacements) as a whole or in part, of any lien referred to in the foregoing clauses (a) to (j), inclusive.

     Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the Senior Notes, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens so incurred (other than liens permitted as described in clauses (a) through (k) above), together with the aggregate amount of Attributable Debt incurred pursuant to the second paragraph under the caption ' -- Limitations on Sale and Leaseback Transactions' below, does not at such time exceed the greater of (i) $100 million or (ii) 25% of Consolidated Net Tangible Assets (defined below) of the Company.

     Limitations on Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Senior Notes, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (k) above under ' -- Limitations on Secured Debt'; or (b) the Company, within 270 days after such transaction, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the

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

Principal Property so leased to (x) the retirement of its Funded Debt (defined below) (subject to credits for certain voluntary retirements of Funded Debt) or
(y) the purchase, construction or development of other property, facilities or equipment used or useful in the Company's or its Restricted Subsidiaries' business. This restriction will not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

     Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction, provided that at the time of such transaction, after giving effect thereto and to the retirement of any Funded Debt which is concurrently being retired, the aggregate amount of all Attributable Debt (defined below) in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described in the preceding paragraph), together with the aggregate amount of all outstanding debt incurred pursuant to the second paragraph under the caption ' -- Limitations on Secured Debt' above, does not at such time exceed the greater of (i) $100 million or (ii) 25% of Consolidated Net Tangible Assets of the Company.

     Certain Definitions. The term 'Attributable Debt' means, at any time, the total net amount of rent (discounted at the rate of interest implicit in the terms of the lease) required to be paid during the then remaining term of any lease.

     The term 'Consolidated Net Tangible Assets' means, at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of the Company publicly available but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of the Company publicly available and computed in accordance with generally accepted accounting principles.

     The term 'Funded Debt' means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

     The term 'Principal Property' means any plant, office facility, warehouse, distribution center or equipment located within the United States of America (other than its territories or possessions) and owned by the Company or any subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets except any such property which the Company's Board of Directors, in its good faith opinion, determines not to be of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.

     The term 'Restricted Subsidiary' means any subsidiary of the Company which owns or leases a Principal Property.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as 'Events of Default' with respect to the Senior Notes: (1) failure to pay any interest on any Senior Note when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Senior Note at its maturity; (3) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (4) default under any indenture or instrument (other than the Indenture or any Senior Note) under which the Company or any Restricted Subsidiary shall have outstanding or shall have guaranteed the payment of at least $10 million aggregate principal amount of indebtedness for money borrowed which default (a) is caused by failure to pay the principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default or (b) results in acceleration of such indebtedness prior to its express maturity and such acceleration has not been annulled within 10 days after written notice as provided in the Indenture; and (5) certain events in bankruptcy, insolvency or reorganization involving the Company.

     If an Event of Default occurs and is continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice as provided in the Indenture may declare the principal amount of all of the Senior Notes to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Notes has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Notes.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Senior Note affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Senior Note, reduce the principal amount of, or premium or interest on, any Senior Note, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Senior Note is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, reduce the percentage in principal amount of outstanding Senior Notes, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify any of the above provisions.

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Senior Notes, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Senior Notes, waive any past default under the Indenture, except a default (1) in the payment of principal of, or any premium or interest on, any Senior Note, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Senior Note.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Notes, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Senior Notes and under the Indenture, (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the Indenture, (3) as a result of such transaction the properties or assets of the Company are not subject to any encumbrance which would not be permitted under the Indenture, and
(4) the Company shall have delivered an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or supplemental indenture, complies with the Indenture.

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

DEFEASANCE PROVISIONS

     Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, U.S. Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes. Such discharge may only occur if there has been a change in applicable Federal law or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Senior Notes. The term 'U.S. Government Obligations' is defined to mean direct obligations of the United States of America, backed by its full faith and credit.

     Defeasance of Certain Covenants and Events of Default. The Company may omit to comply with the restrictive covenants described in ' -- Restrictive
Covenants -- Limitations on Secured Debt' and ' -- Restrictive Covenants -- Limitations on Sale and Leaseback Transactions' and the omission with respect thereof shall not be an Event of Default. To exercise such option, the Company must deposit with the Trustee money, U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Senior Notes to recognize income, gain or loss for Federal income tax purposes.

     Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Senior Notes are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the Senior Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

GOVERNING LAW

     The Indenture and the Senior Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. Except as described below, the Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company ('DTC'), New York, New York, as depository (the 'Depository'), and registered in the name of Cede & Co., as DTC's nominee, in the form of one or more global Exchange Note certificates (the 'Global Certificate').

     Global Certificates. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC ('participants') or persons who hold interests through participants. Ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes under the Indenture and the Notes. In addition,

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

no beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

     Payments on Global Certificates will be made to DTC, or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC, or its nominee, upon receipt of any payment in respect of a Global Certificate representing any Exchange Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate for such Exchange Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (defined below) and certain banks, the ability of a person having a beneficial interest in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     The Company believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account interests in the Global Certificates are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

     The Indenture provides that if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository, or if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by the Company within 90 days, (ii) the Company determines that the Exchange Notes shall no longer be represented by Global Certificates and executes and delivers to the Trustee a Company Order to such effect or (iii) an Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default with respect to the Exchange Notes shall have occurred and be continuing, the Global Certificates will be exchanged for Exchange Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Exchange Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Certificates.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ('indirect participants'). The rules applicable to DTC and its participants are on file with the Commission.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     In case any Exchange Note shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and, upon the Company's request, the Trustee will authenticate and deliver a new Exchange Note, of like tenor and equal principal amount in exchange and substitution for such Exchange Note (upon surrender and cancellation thereof) or in lieu of and substitution for such Exchange Note. In case such Exchange Note is destroyed, lost or stolen, the applicant for a substituted Exchange Note shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Exchange Note, the applicant shall also furnish to the Company or the Trustee satisfactory evidence of the destruction, loss or theft of such Exchange Note and of the ownership thereof. Upon the issuance of any substituted Exchange Note, the Company may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith.

REGARDING THE TRUSTEE

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign. The Trustee is a lender under the Amended Credit Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were originally sold by the Company on March 10, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers (the 'Registration Rights Agreement') pursuant to which the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 45 calendar days after the date of the original issue of the Notes with the Commission with respect to the Exchange Offer for the Exchange Notes, and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 calendar days after the date of original issuance of the Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Notes in the Exchange Offer and
(iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties.

     Each holder of the Notes (other than certain specified holders) who wishes to exchange the Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a 'Participating Broker-Dealer') who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The staff of the Commission has taken the position in the above-mentioned no-action letters that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     If,   (i)  because  of  any  change  in  law  or  in  currently  prevailing interpretations of the Staff, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 150 calendar days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered

Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act), then in each case, the Company will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at its sole expense, (a) as promptly as practicable, file a shelf registration covering resales of the Notes or such Exchange Notes (the 'Shelf Registration Statement'), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date or such time as all of the applicable Notes or Exchange Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or Exchange Notes. A holder that sells Notes or Exchange Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     Each Note contains a legend to the effect that the holder of such Notes by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder will be deemed to have agreed that, upon its receipt of notice from the Company of the occurrence of any event which makes any statement in the prospectus which is part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, the prospectus which is a part of the Exchange Offer Registration Statement) untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder (or Participating Broker-Dealer, as the case may be) will suspend the sale of Notes or Exchange Notes, if applicable, pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Notes or Exchange Notes, if applicable, may be resumed, as the case may be. If the Company shall give such notice to suspend the sale of the Notes or Exchange Notes, if applicable, it shall extend the relevant period referred to above during which it is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of Exchange Notes, as the case may be) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Notes or Exchange Notes, if applicable, or to and including the date on which the Company has given notice that the sale of Notes or Exchange Notes, if applicable, may be resumed, as the case may be.

     If the Company fails to comply with the above provisions or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the 'Additional Interest') shall become payable in respect of the Notes as follows:

          (i) if (A) neither the Exchange Offer Registration Statement nor Shelf Registration Statement is filed with the Commission on or prior to the 45th calendar day after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum; or

          (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to the 75th calendar day after the applicable required filing date or
     (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 75th calendar day after the date such Shelf Registration Statement was required to be filed, then, commencing on the 76th calendar day after the applicable required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum; or

          (iii) if (A) the Company has not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 150th calendar day after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.50% per annum commencing on (x) the 151st calendar day after such Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above;

provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 0.50% per annum; provided further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. In addition, the information set forth above concerning certain interpretations of and positions taken by the Commission is not intended to constitute legal advice, and perspective investors should consult their own legal advisors with respect to such matters.

     Following the consummation of the Exchange Offer, holders of the Notes who were eligible to participate in the Exchange Offer but who did not tender their Notes will not have any further registration rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated and (iv) the Exchange Notes will be issued in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Notes. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on
               , 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See ' -- Fees and Expenses.'

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term 'Expiration  Date' shall mean  5:00 p.m., New  York City time,  on
               , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond August 7, 1997.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under ' -- Conditions' shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 7.25% per annum from the most recent date to which interest has been paid or duly provided for on the Note surrendered in exchange for such

Exchange  Note or,  if no interest  has been paid  or duly provided  for on such
Note, from March 1, 1997. Interest on the Exchange Notes is payable semi-annually on each March 1, and September 1, commencing on the first such date following the original issuance date of the Exchange Notes.

     Holders of Notes whose Notes are accepted for exchange will not receive accrued interest on such Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Notes, and will be deemed to have waived the right to receive any interest on such Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after March 1, 1997.

PROCEDURES FOR TENDERING

     Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under 'Exchange Agent' prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading ' -- Purpose and Effect of the Exchange Offer.'

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See 'Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner' included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled 'Special Registration Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an 'Eligible Institution').

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the 'Book-Entry Transfer Facility'), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ('ATOP'). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to Exchange Agent.

     The term 'Agent's Message' means a message transmitted by DTC, received by Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the 'Depositor'),
(ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under ' -- Procedures for Tendering' at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see ' -- Withdrawal of Tenders') or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        The Bank of New York
        101 Barclay Street -- 7E
        New York, New York 10286
        Attention: Reorganization Section
        Telephone: (212) 815-6333
        Facsimile: (212) 571-3080

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see 'Plan of Distribution.'

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the 'Service') will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to the holder and thus the holder should not recognize any taxable gain or loss as a result of the exchange. A holder's adjusted tax basis in the Exchange Notes will be the same as his adjusted tax basis in the Notes exchanged therefor, and his holding period for the Notes will be included in his holding period for the Exchange Notes. Although the exchange of the Notes for the Exchange Notes will not create additional 'market discount' or 'amortizable bond premium,' to the extent that a holder acquired the Notes at a market discount or with amortizable bond premium, such discount or premium would generally carry over to the Exchange Notes received in exchange for the Notes. Such holders should consult their tax advisors regarding the United States Federal income tax treatment of such market discount and amortizable bond premium.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until August 20, 1997, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended September 30, 1996 and 1995, and December 31, 1996 and 1995, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1996 and 1995, and December 31, 1996 and 1995, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a 'report' or a 'part of the registration statement prepared or certified by the accountants' within the meaning of sections 7 and 11 of the Act.

_____________________________                      _____________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY
PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS

                                                                                                                               PAGE
                                                                                                                               ----
Available Information.......................................................................................................     3
Incorporation of Certain Documents by Reference.............................................................................     3
Prospectus Summary..........................................................................................................     5
Recent Developments.........................................................................................................    11
Use of Proceeds.............................................................................................................    11
Capitalization..............................................................................................................    12
Selected Consolidated Financial Data........................................................................................    13
Business....................................................................................................................    15
Description of Exchange Notes...............................................................................................    17
The Exchange Offer..........................................................................................................    24
Certain Federal Income Tax Consequences.....................................................................................    33
Plan of Distribution........................................................................................................    33
Legal Matters...............................................................................................................    34
Experts.....................................................................................................................    34

                            ------------------------
     UNTIL AUGUST 20, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                            FIRST BRANDS CORPORATION

                             OFFER TO EXCHANGE ITS
                          SERIES B 7.25% SENIOR NOTES
                                DUE 2007 FOR ANY
                           AND ALL OF ITS OUTSTANDING
                          7.25% SENIOR NOTES DUE 2007

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                  MAY 12, 1997

_____________________________                      _____________________________